UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Denny’s Corporation

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203 East Main Street

Spartanburg, South Carolina 29319

April 13, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Denny’s Corporation to be held at 9:00 a.m. on Wednesday, May 23, 2007, at the Spartanburg Marriott at Renaissance Park, 299 North Church Street, Spartanburg, South Carolina. If you plan to attend, we ask that you please (1) detach, sign and return the self-addressed, postage prepaid Attendance Card, and (2) detach and bring with you to the meeting the Admittance Card. These cards are attached together and enclosed with the form of proxy for the meeting.

The accompanying formal Notice of Meeting and Proxy Statement describe the matters on which action will be taken at the meeting.

Whether or not you attend in person, it is important your shares be represented and voted at the meeting. I urge you to sign, date and return the enclosed proxy, or vote via telephone or the Internet as set forth in the proxy, at your earliest convenience.

On Behalf of the Board of Directors,

Sincerely,

Debra Smithart-Oglesby

Board Chair

NOTICE OF MEETING

Spartanburg, SC

April 13, 2007

The Annual Meeting of Stockholders of Denny’s Corporation will be held at the Spartanburg Marriott at Renaissance Park, 299 North Church Street, Spartanburg, South Carolina on Wednesday, May 23, 2007 at 9:00 a.m. for the following purposes as described in the accompanying Proxy Statement:

1.	To elect eight (8) directors.

2.	To consider and vote on a proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries for the year ending December 26, 2007.

3.	To consider and vote on the stockholder proposal described in attached Proxy Statement, if properly presented at the meeting.

4.	To transact such other business as may properly come before the meeting.

Only holders of record of Denny’s Corporation common stock at the close of business on March 27, 2007 will be entitled to notice of, and to vote at, this meeting.

Whether or not you plan to attend the meeting, you are urged to promptly complete, sign, date and return the enclosed proxy in the envelope provided (or follow the instructions set forth in the enclosed proxy to vote by telephone or the Internet). Returning your proxy as described above does not deprive you of your right to attend the meeting and to vote your shares in person. However, in order to vote your shares in person at the meeting, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting.

RHONDA J. PARISH

Executive Vice President,

Chief Legal Officer and Secretary

Proxy Statement Table of Contents

PROXY STATEMENT

April 13, 2007

GENERAL

Introduction

The Annual Meeting of Stockholders of Denny’s Corporation, a Delaware corporation, will be held on Wednesday, May 23, 2007, at 9:00 a.m. at the Spartanburg Marriott at Renaissance Park, 299 North Church Street, Spartanburg, South Carolina (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement is furnished by Denny’s Corporation to stockholders of Denny’s Corporation in connection with the upcoming Annual Meeting. The information provided herein concerns not only Denny’s Corporation, but also Denny’s, Inc. (“Denny’s”), a subsidiary which it wholly owns through another wholly-owned subsidiary, Denny’s Holdings, Inc., since substantially all operations of Denny’s Corporation are currently conducted through Denny’s.

Stockholder Voting

You may vote at the Annual Meeting either by proxy or in person. Only holders of record of common stock of Denny’s Corporation, par value $.01 per share (the “Common Stock”) as of the close of business on March 27, 2007 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement will be mailed to each such stockholder beginning on or about April 20, 2007.

Voting by Proxy

To vote by proxy, you must either properly execute and return prior to the meeting a proxy (in the form enclosed), or follow the instructions set forth in the enclosed proxy to vote by phone or by the Internet. Where you have appropriately specified how your proxy is to be voted, it will be voted accordingly. If no specifications are made, your proxy will be voted (i) in favor of the eight (8) nominees to the Board of Directors, (ii) in favor of the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries (collectively, the “Company”) for the year ending December 26, 2007, and (iii) against the stockholder proposal described further herein. The Company does not know of any matter that is not referred to herein to be presented for action at the Annual Meeting. If any other matter of business is brought before the Annual Meeting, the proxy holders may vote the proxies at their discretion.

If you execute a proxy, you may revoke it at any time before it is exercised by delivering a written notice to Rhonda J. Parish, the Executive Vice President, Chief Legal Officer and Secretary of Denny’s Corporation, either at the Annual Meeting or prior to the meeting date at the Denny’s Corporation principal executive offices at 203 East Main Street, Spartanburg, South Carolina 29319, by executing and delivering a later-dated proxy, or by attending the meeting and voting in person.

Voting in Person

To vote at the meeting in person, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting.

Voting Requirements

At the meeting, holders of Common Stock will have one vote per share and a quorum, consisting of a majority of the outstanding shares of Common Stock as of the Record Date, represented in person or by proxy, will be required for the transaction of business by stockholders. A quorum being present, directors will be elected and the other actions proposed in the accompanying Notice of Meeting will become effective by majority vote. Abstentions and broker non- votes will be counted for purposes of determining whether a quorum has been reached, but will not be counted in determining the number of shares voted “for” or “against” any director-nominee or “for” or “against” any other proposal. As of the close of business on the Record Date, there were issued and outstanding and entitled to be voted at the Annual Meeting, 93,626,637 shares of Common Stock.

Denny’s 401(k) Plan Participant Voting

Under the Company’s 401(k) Plans, shares of Common Stock attributable to certain plan participants who have selected the Denny’s Corporation stock fund investment option will be voted by the Plan Trustee in accordance with the employee’s instructions and, absent such instructions, in accordance with the instruction of the Plan Administrator (a Board-appointed committee responsible for the administration of the plans). It is currently anticipated that the Plan Administrator will vote “For” each director-nominee, “For” the selection of KPMG LLP as the Company’s independent registered public accounting firm and “Against” the stockholder proposal included in this proxy statement.

Equity Security Ownership

Principal Stockholders

The following table sets forth the beneficial ownership of Common Stock by each stockholder known by the Company as of March 27, 2007 to own more than 5% of the outstanding shares. As of March 27, 2007, there were 93,626,637 shares of the Common Stock issued and outstanding.

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Common Stock
Morgan Stanley 1585 Broadway New York, NY 10036	6,417,063	(1)	6.9
Mellon Financial Corporation (and related entities) One Mellon Center Pittsburgh, PA 15258	6,059,951	(2)	6.5
Bear Stearns Asset Management, Inc. 383 Madison Avenue New York, NY 10179	5,788,360	(3)	6.2
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	5,700,000	(4)	6.1
Wellington Management Company, LLP 75 State Street Boston, MA 02109	5,464,056	(5)	5.8
Barclays Global Investors, NA (and related entities) 45 Fremont Street San Francisco, CA 94105	5,100,924	(6)	5.4
Ore Hill Hub Fund Ltd. (and related entities) c/o BISYS Hedge Fund Services (Cayman) Ltd. 27 Hospital Road, P.O.Box 1748GT Cayman Corporate Centre, George Town Grand Cayman, Cayman Islands	4,845,516	(7)	5.2

(1)	Based upon the Schedule 13G/A filed with the Commission on February 14, 2007. Morgan Stanley has sole voting power with respect to 6,100,323 shares, sole investment power with respect to 6,417,063 shares and shared voting power with respect to 9,240 shares. Morgan Stanley indicates that it files reports solely in its capacity as the parent company of, and indirect beneficial owner of shares held by, one of its business units.
(2)	Based upon the Schedule 13G/A filed with Commission on February 14, 2007. Mellon Financial Corporation and certain of its direct and indirect subsidiaries, in the aggregate, beneficially own the listed shares, for which such entities are deemed to have sole voting power with respect to 209,799 shares, shared voting and investment power with respect to 5,782,100 shares, and sole investment power with respect to 277,851 shares. The Dreyfus Corporation, a subsidiary of Mellon Financial Corporation, is also deemed to have shared voting and investment power with respect to 5,782,100 shares.
(3)	Based upon the Schedule 13G/A filed with the Commission on February 14, 2007. Bear Stearns Asset Management Inc. has sole voting and investment power with respect to 4,415 shares, shared voting power with respect to 5,750,000 shares and shared investment power with respect to 5,782,100 shares.
(4)	Based upon the Schedule 13G/A filed with the Commission on February 12, 2007. Capital Research and Management Company is deemed to be the beneficial owner of the listed shares and to have sole voting and investment power with respect to 5,700,000 shares.
(5)	Based upon the Schedule 13G filed with the Commission on February 14, 2007. Wellington Management Company, LLP is deemed to be the beneficial owner of the listed shares and to have shared voting power with respect to 5,169,256 shares and shared investment power with respect to 5,464,056 shares.
(6)	Based upon the Schedule 13G filed with Commission on January 23, 2007. Barclays Global Investors, NA and certain related entities, in the aggregate, beneficially own the listed shares, for which such entities are deemed to have sole voting power with respect to 4,581,033 shares and sole investment power with respect to 5,100,924 shares. Barclays Global Investors, NA is deemed to have sole voting power with respect to 3,200,118 shares and sole investment power with respect to 3,720,009 shares. Barclays Global Fund Advisors is deemed to have sole voting and investment power with respect to 1,380,915 shares.
(7)

Based upon the Schedule 13G/A filed with Commission on February 14, 2007 by Ore Hill Hub Fund Ltd. (“OH Hub Fund”). Ore Hill Partners LLC (“OH Partners”) is the investment manager of the OH Hub Fund, and Benjamin Nickoll and Frederick Wahl are the managing members of OH Partners. Accordingly, each of the OH Hub Fund, OH Partners, Mr. Nickoll and Mr. Wahl may be deemed to be beneficial owners of the listed shares and to have shared voting and investment power with respect to such shares. The address of OH Partners and Messrs. Nickoll and Wahl is 650 Fifth Avenue, 9th Floor, New York, NY 10019.

Management

The following table sets forth, as of March 27, 2007, the beneficial ownership of Common Stock by: (i) each current member of the Board of Directors (the “Board”) of Denny’s Corporation, (ii) each executive officer included in the Summary Compensation Table on page 22, and (iii) all directors and executive officers of Denny’s Corporation as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Common Stock
Vera K. Farris	132,954	*
Brenda J. Lauderback	24,005	*
Nelson J. Marchioli	3,597,554	3.7
Robert E. Marks	141,902	*
Michael Montelongo	24,415	*
Henry J. Nasella	44,667	*
Donald R. Shepherd	133,384	*
Debra Smithart-Oglesby	76,987	*
Rhonda J. Parish	724,812	*
F. Mark Wolfinger	108,700	*
Margaret L. Jenkins	452,751	*
Janis S. Emplit	503,070	*
All current directors and executive officers as a group (13 persons)	6,096,589	6.2

*	Less than one (1) percent.
(1)	The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the right to acquire (within sixty (60) days of March 27, 2007) through the exercise of stock options: (i) Ms. Farris and Messrs. Marks and Shepherd (52,500 shares each), (ii) Ms. Smithart-Oglesby (31,500 shares), (iii) Mr. Nasella (18,900 shares), (iv) Ms. Lauderback and Mr. Montelongo (6,300 shares each), (v) Mr. Marchioli (3,025,667 shares), (vi) Ms. Parish (668,134 shares), (vii) Mr. Wolfinger (108,700 shares), (viii) Ms. Jenkins (403,467 shares), (ix) Ms. Emplit (445,900 shares), and (x) all directors and executive officers as a group (4,983,668 shares).
(2)	The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the vested right to acquire (within sixty (60) days of March 27, 2007) through the conversion of deferred stock units upon termination of service as a director of Denny’s Corporation: (i) Ms. Farris (35,601 shares), (ii) Ms. Lauderback 17,705 shares), (iii) Mr. Marks (34,549 shares), (iv) Mr. Montelongo (18,115 shares), (v) Mr. Nasella (25,767 shares), (vi) Mr. Shepherd (36,031 shares), (vii) Ms. Smithart-Oglesby (35,487 shares), and (viii) all directors and executive officers as a group (203,255 shares).

Equity Compensation Plan Information

The following table sets forth information as of December 27, 2006 with respect to compensation plans of the Company under which equity securities of Denny’s Corporation are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(2)
Equity compensation plans approved by security holders(1)	6,019,223	$2.29	2,881,409
Equity compensation plans not approved by security holders	—	—	—

Total	6,019,223	$2.29	2,881,409

(1)	Includes Denny’s Corporation 2004 Omnibus Incentive Plan (the “2004 Omnibus Plan”), the Denny’s, Inc. Omnibus Incentive Compensation Plan for Executives (the “2002 Omnibus Plan”), the Advantica Stock Option Plan and the Advantica Restaurant Group Director Stock Option Plan. For a description of these plans, see Note 12 to the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the fiscal year ended December 27, 2006.
(2)	Includes shares of Common Stock available for issuance as awards of restricted stock, restricted stock units, deferred stock units and performance awards, under the 2004 Omnibus Plan.

ELECTION OF DIRECTORS

Nominees for Election as Directors of Denny’s Corporation

As permitted under our Bylaws, the Board has set at eight (8) as the number of directors to constitute the Board of Directors of Denny’s Corporation. Accordingly, it is intended that proxies in the accompanying form will be voted at the Annual Meeting for the election of eight (8) nominees to the Board of Denny’s Corporation. These nominees are: Vera K. Farris, Brenda J. Lauderback, Nelson J. Marchioli, Robert E. Marks, Michael Montelongo, Henry J. Nasella, Donald R. Shepherd and Debra Smithart-Oglesby, each of whom has consented to serve and will serve as a director, if elected, until the 2008 Annual Meeting of Stockholders and until his or her successor shall be elected and shall qualify, except as otherwise provided in Denny’s Corporation’s Restated Certificate of Incorporation and Bylaws, as amended. Each nominee currently serves as a director.

If for any reason any nominee named above is not a candidate when the election occurs, it is intended that proxies in the accompanying form will be voted for the election of the other nominees named above and may be voted for any substitute nominee or, in lieu thereof, the Board may reduce the number of directors in accordance with the Denny’s Corporation Restated Certificate of Incorporation and Bylaws.

Business Experience

The name, age, present principal occupation or employment, directorships and the material occupations, positions, offices or employments for at least the past five years, of each current director and director nominee to the Board of Directors of Denny’s Corporation are set forth below. Unless otherwise indicated, each such person has held the occupation listed opposite his or her name for at least the past five years.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Director Since

Vera K. Farris	70	Director of Denny’s Corporation; President Emerita and Distinguished Professor, The Richard Stockton College of New Jersey (2003-present); Distinguished Visiting Professor, University of Pennsylvania (2003-present); President of Richard Stockton College (1983-2003); TIAA-CREF Fellow (2005-2006).	1993

Brenda J. Lauderback	56	Director of Denny’s Corporation; Retired; President of Wholesale and Retail Group of Nine West Group, Inc., a footwear manufacturer and distributor (1995-1998); President of Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor (1993-1995); Vice President and General Merchandise Manager of Target Corporation (formerly Dayton Hudson) (1982-1993). Director of Big Lots, Inc., Wolverine World Wide, Inc., Irwin Financial Corporation and Select Comfort Corporation.	2005

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Director Since

Nelson J. Marchioli	57	Chief Executive Officer, President and Director of Denny’s Corporation and Denny’s, Inc. (2001-present); President of El Pollo Loco, Inc. (a subsidiary of the Company until 1999) (1997-2001).	2001

Robert E. Marks	55	Director of Denny’s Corporation; President of Marks Ventures, LLC, a private equity investment firm (1994-present); Chairman of Denny’s Corporation (2004-May 2006); Director of Emeritus Corporation and a member of the Board of Trustees of the Fisher House Foundation and The International Rescue Committee.	1998

Michael Montelongo	51	Director of Denny’s Corporation; Senior Vice President, Strategic Marketing for Sodexho, Inc., a provider of food and facilities management services (2005-present); Assistant Secretary of the Air Force (Financial Management and Comptroller) (2001-2005); Sales Executive and Senior Project Manager for Cap Gemini Ernst & Young LLC, a provider of consulting, technology and outsourcing services (1999-2001). Director of DataPath, Inc. and member of the Council on Foreign Relations and the National Aeronautics and Space Administration (NASA) Advisory Council.	2005

Henry J. Nasella	60	Director of Denny’s Corporation; Co-Founder and Partner at LNK Partners LLC, a private equity firm (July 2005-present); Venture Partner at Apax Partners, Inc., an international private equity investment group (2001-2005); Chairman/Co-Founder of Online Retail Partners, Inc. (1999-2000); Chairman and Chief Executive Officer of Star Markets Co., Inc., a New England food retailer, (1994-1999), President and Chief Operating Officer of Staples, Inc. (1988-1993). Director of Phillips-Van Heusen Corporation and a member of the Board of Trustees at Northeastern University.	2004

Donald R. Shepherd	70	Director of Denny’s Corporation; Retired; Chairman of Loomis, Sayles & Company, L.P., an investment management firm (1992-1995); Chief Executive Officer and Chief Investment Officer of Loomis Sayles & Company, L.P. (1990-1995). Member of Investment Committee of Scripps Research Institute and various University of Michigan advisory committees.	1998

Debra Smithart-Oglesby	52	Director of Denny’s Corporation; Chairman of Denny’s Corporation (May 2006-present); President of O/S Partners, an investment capital and consulting services firm (2000-present); Chief Financial Officer of Dekor, Inc., a home improvement and decorating retail company (2000); President of Corporate Services and Chief Financial Officer of First America Automotive, Inc. (1997-1999). A member of the Editorial Advisory Board of CFO Magazine and director of Noodles & Company.	2003

Involvement in Certain Legal Proceedings

On February 14, 2001, FRD Acquisition Co. (“FRD”), a former wholly-owned subsidiary of Advantica Restaurant Group, Inc. (“Advantica”), now Denny’s Corporation, filed a voluntary petition under Chapter 11 of the Bankruptcy Code to facilitate the divestiture of its Coco’s and Carrows brands and to preserve their going concern value. Ms. Farris and Messrs. Marchioli, Marks, and Shepherd were each directors of FRD and

Ms. Parish served as an executive officer of FRD during this proceeding, which concluded with Advantica’s divestiture of FRD and the Coco’s and Carrows brands on July 10, 2002. Upon the completion of the divestiture of FRD, Advantica, on July 11, 2002, changed its name to Denny’s Corporation.

Corporate Governance

The Board of Directors has determined that, other than Mr. Marchioli, each member of the Board is independent under NASDAQ listing standards including Mr. Vada Hill, who resigned from the Board in November 2006. There are three standing committees of the Board, the Audit and Finance Committee, the Compensation and Incentives Committee and the Corporate Governance and Nominating Committee. Each such committee is made up solely of independent directors as defined by NASDAQ listing standards applicable to each committee. The Audit and Finance Committee currently consists of Messrs. Marks, Montelongo, Nasella, Shepherd and Ms. Smithart-Oglesby, with Mr. Marks serving as chair. The Compensation and Incentives Committee is comprised of Mss. Farris, Lauderback and Smithart-Oglesby and Messrs. Montelongo and Shepherd, with Ms. Farris serving as chair. Mss. Farris and Lauderback and Messrs. Marks and Nasella currently make up the Corporate Governance and Nominating Committee, with Ms. Lauderback serving as chair. In conjunction with the election of directors at the Annual Meeting, the Board will make committee assignments for the upcoming year. For a description of our code of ethics, see the Code of Ethics section on page 34.

Set forth below is information regarding each committee.

Audit and Finance Committee

Summary of Responsibilities. The Audit and Finance Committee (the “Audit Committee”), which held eight (8) meetings in 2006, has been established by the Board to assist the Board in fulfilling its responsibilities toward shareholders, potential shareholders and the investment community to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee’s primary responsibilities include overseeing (i) the adequacy of the Company’s internal controls and the integrity of the Company’s accounting and financial information reported to the public, (ii) the qualification, independence and performance of the Company’s independent registered public accounting firm and its internal auditors, (iii) the appropriateness of the Company’s accounting policies, (iv) the Company’s compliance with legal and regulatory requirements, (v) the Company’s risk assessment and management practices, and (vi) the Company’s finance activities, while providing and maintaining an avenue of communication among the Committee, the independent auditors, internal auditors, management and the Board. For a complete description of the Audit Committee’s powers, duties and responsibilities, see the charter of the Audit Committee available to stockholders on the Company’s website at www.dennys.com.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each member of the Audit Committee meets the definition of independence for audit committee members set forth under NASDAQ listing standards.

Audit and Committee Financial Experts. The Board has determined that at least two Board members currently serving on the Audit Committee, Robert E. Marks and Debra Smithart-Oglesby, are Audit Committee Financial Experts, as that term is defined by the SEC, based upon their respective business experience and educational backgrounds which includes Mr. Marks’ experience analyzing and evaluating financial statements (of the same or greater complexity as the Company’s) as a part of his over 20 years of work experience in the field of private equity investments, in more than 15 different industries.

Audit Committee Report. A formal written charter was originally adopted by the Audit Committee on March 14, 2000, and subsequently approved and adopted by the Board on May 24, 2000. Thereafter it has been amended and restated on November 12, 2003 and August 25, 2006. The Audit Committee fulfilled its responsibilities under and remained in compliance with the charter during the fiscal year ended December 27, 2006.

•	The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with KPMG, the Company’s independent registered public accounting firm.

•	The Audit Committee has discussed with KPMG, the matters required to be discussed by Statement on Auditing Standards No. 61.

•

The Audit Committee has received the written disclosure and the letter from KPMG, required by Independence Standards Board Standard No. 1, and has discussed with KPMG its independence from the Company.

•

Based on and pursuant to the review and discussions described above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s annual Report on Form 10-K for the fiscal year ended December 27, 2006 for filing with the SEC.

Audit and Finance Committee

Robert E. Marks, Chairman

Michael Montelongo

Henry J. Nasella

Donald R. Shepherd

Debra Smithart-Oglesby

Compensation and Incentives Committee

Summary of Responsibilities. The Compensation and Incentives Committee (the “Compensation Committee”), which held nine (9) meetings in 2006, is responsible for (i) overseeing the Company’s overall compensation program and philosophy, (ii) reviewing and approving compensation of the Chief Executive Officer and senior management of the Company, (iii) administering the Company’s short- and long-term incentive plans and other stock or stock based plans (iv) overseeing the Company’s executive compensation disclosure and issuing the Committee’s report as required by the applicable rules and regulations governing the Company’s annual proxy statement, (v) reviewing and making recommendations to the Board regarding director compensation, and (vi) overseeing the Company’s various benefit plans. For a complete description of the Compensation Committee’s power, duties and responsibilities, see the charter of the Compensation Committee which may be found on the Company’s website at www.dennys.com.

Process for Determination of Executive and Director Compensation. Executive and director compensation is determined by the Compensation Committee pursuant to the authority granted to it by the Board. The Compensation Committee has engaged a consultant, Hewitt Associates, and considers data and analysis prepared by Hewitt Associates regarding competitive pay practice among the Company’s peer group and restaurant industry to determine the appropriate level of director and executive officer compensation. Additionally, it considers the recommendation of the CEO with respect to compensation levels of executive officers other than the CEO. For additional information regarding the basis for determining executive and director compensation, see the Compensation Discussion and Analysis section on page 15.

Compensation Committee Interlocks and Insider Participation. The following persons served as members of the Compensation Committee during the fiscal year ended December 27, 2006: Vera K. Farris, Vada Hill, Brenda Lauderback, Michael Montelongo, Donald R. Shepherd and Debra Smithart-Oglesby. None of the members of the committee were officers or employees of the Company during 2006 or any time prior thereto. During 2006, none of the members of the Compensation Committee had any relationship, directly or indirectly, with the Company requiring disclosure under Item 404 of Regulation S-K and none of our executive officers served on the Compensation Committee (or equivalent) or the board of directors of another entity whose executive officers served on our Board or Compensation Committee.

Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this proxy statement and based on this review and discussion, the committee has recommended to the Board that the Compensation Discussion and Analysis section be included in the Company’s annual Form 10-K for the year ended December 27, 2006 and this proxy statement.

Compensation and Incentives Committee

Dr. Vera K. Farris, Chair

Brenda J. Lauderback

Michael Montelongo

Donald R. Shepherd

Debra Smithart-Oglesby

Corporate Governance and Nominating Committee

Summary of responsibilities. The responsibilities of the Corporate Governance and Nominating Committee (the “Governance Committee”) which held six (6) meetings in 2006, include (i) developing and recommending to the Board a set of corporate governance standards in the form of a corporate governance policy for the Company, (ii) maintaining, and monitoring compliance with, the corporate governance policy, (iii) monitoring the process of assessing the effectiveness of the Board and its committees, and (iv) identifying individuals qualified to become Board members and recommending to the Board director nominees for election at the annual meeting of shareholders or those necessary to fill existing vacancies on the Board. Additionally, the Governance Committee is responsible for monitoring and safeguarding the independence of the Board, monitoring and overseeing senior management succession, and reviewing all related party transactions while monitoring compliance with the Company’s related party transaction policy and procedures. All members of this committee are independent within the meaning of NASDAQ listing standards. The Governance Committee has a written charter. For a further description of the Governance Committee’s powers, duties and responsibilities, please refer to the committee’s charter which may be found on the Company’s website at www.dennys.com.

Corporate Governance Policy and Practice. The Board and management clearly recognize the importance of a firm commitment to key corporate governance standards. Consequently, it is the goal of the Board and management to develop and adhere to a set of standards, that not only complies to the letter with all applicable regulatory guidance, but implements “best practices” of corporate governance.

The Governance Committee, during 2005, completed a thorough review of the Company’s governance practices as compared to current governance best practices which resulted in a revision and restatement of the Company’s corporate governance policy. The corporate governance policy is posted on the Company’s website at www.dennys.com.

Director Nominations Policy and Process. The Governance Committee will consider director-nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board must send a written notice to the committee by mail addressed to the attention of the Secretary of Denny’s Corporation at the corporate address set forth above. The written notice must set forth (i) the name of each person whom the stockholder recommends be considered as a nominee, (ii) a business address and telephone number for each nominee (e-mail address is optional), and (iii) biographical information regarding each nominee, including the person’s employment and other relevant experience. To be considered by the committee, a stockholder recommendation must be received no later than the 120th calendar day before the first anniversary date of Denny’s Corporation’s proxy statement prepared in connection with the previous year’s annual meeting.

The Governance Committee believes that a nominee recommended for a position on the Board must meet the following minimum qualifications:

—	he or she must be 21 years of age;

—	he or she must have experience in a position with a high degree of responsibility in a business or other organization;

—	he or she must be able to read and understand basic financial statements;

—	he or she must possess integrity and have high moral character;

—	he or she must be willing to apply sound, independent business judgment;

—	he or she must have sufficient time to devote to being a member of the Board; and

—	he or she must be fluent in the English language.

Annually, the Governance Committee will identify the areas of expertise or skill needed on the Board for the upcoming Board term. The Governance Committee will identify potential nominees for director from (1) the slate of current directors, (2) referrals from professional search firms, typically in those instances when the committee identifies a needed skill or expertise not possessed by the current slate of directors, and (3) recommendations from stockholders.

The committee will evaluate a potential nominee by considering whether the potential nominee meets the minimum qualifications identified by the committee, as well as considering the following factors:

—	whether the potential nominee has leadership, strategic, or policy setting experience in a complex organization, including any scientific, governmental, educational, or other non-profit organization;

—	whether the potential nominee has experience and expertise that is relevant to the Company’s business including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting the Company;

—	whether the potential nominee is highly accomplished in his or her respective field;

—	whether the potential nominee has high ethical character and a reputation for honesty, integrity, and sound business judgment;

—	whether the potential nominee is independent, as defined by listing standards, whether he or she is free of any conflict of interest or the appearance of any conflict of interest, and whether he or she is willing and able to represent the interests of all Denny’s Corporation stockholders; and

—	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to the Board’s activities and to enhance his or her understanding of the Company’s business.

Additionally, with respect to an incumbent director whom the Governance Committee is considering as a potential nominee for re-election, the committee will review and consider the incumbent director’s service during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company. The manner in which the committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a stockholder.

The Company did not pay any fee to a third party to identify or evaluate or assist in identifying or evaluating potential nominees for director to present to stockholders for election at the 2007 Annual Meeting. The Governance Committee did not receive, by December 22, 2006 (the 120th calendar day before the first anniversary of the date of release of the 2007 proxy statement), any recommended nominee from a stockholder who beneficially owns more than 5% of Common Stock or from a group of stockholders who beneficially own, in the aggregate, more than 5% of the Common Stock.

Lead Director; Board Meeting Information

In addition to the above-mentioned committee assignments and roles, in January 1999 the Board began appointing, from among its members, a Lead Director. The Lead Director role was designed generally to include regularly meeting by telephone with the Chief Executive Officer to discuss the financial and operational status of the Company and staying abreast of Company issues in a more in-depth manner than required of other Board members. In 2002, with the appointment of an independent director as the Company’s Chairman of the Board of Directors, the Board determined that there would not be a need to designate a Lead Director so long as the Chairman of the Board was an independent director.

During 2006, there were nine (9) meetings of the Board. Each director attended at least 75% of the meetings of the Board (and, as applicable, committees thereof) during 2006.

Communications Between Security Holders and Board of Directors

The process for security holders of Denny’s Corporation to send communications to the Board is as follows. Security holders may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to the Secretary of Denny’s Corporation by mail in the care of the Secretary, at our principal executive offices, or by e-mail to rparish@dennys.com . All written communications will be compiled by the Secretary and promptly submitted to the individual directors being addressed or to the Chair of the committee whose areas of responsibility includes the specific topic addressed by such communication, or in all other cases, to the Chairman of the Board.

Board Member Attendance at Annual Meetings of Stockholders

It is the policy of Denny’s Corporation that all of the members of the Board and all nominees for election to the Board at the annual meeting of stockholders attend such meeting except in cases of extraordinary circumstances. All current directors attended last year’s annual meeting of stockholders.

Director Compensation

For a description of the compensation of the directors, please see the Director Compensation Table and the narrative description following it, on page 31.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As a result of the adoption of the Sarbanes-Oxley Act of 2002, and related regulations proposed and adopted by the SEC, and by each national securities exchange, audit committees of public companies are formally charged with the responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm that serves as the Company’s independent auditor. The Audit Committee takes this responsibility very seriously and for the year 2007, the Audit Committee has selected KPMG as the independent registered public accounting firm of the Company. This selection is submitted for ratification of and approval by the stockholders at this Annual Meeting. Representatives of KPMG are expected to attend the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions. If the stockholders do not ratify this selection, other independent registered public accounting firms will be considered by the Audit Committee.

2006 Audit Information

KPMG served as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal years ended December 28, 2005 and December 27, 2006. The fees billed in the fiscal years ended December 28, 2005 and December 27, 2006 for KPMG’s services to the Company were:

	Year ended December 28, 2005	Year ended December 27, 2006
Audit Fees	$550,000	$585,000
Audit-Related Fees	39,000	60,000
Tax Fees	14,650	—
All Other Fees	—	—

Total Fees	$603,650	$645,000

In the above table, in accordance with applicable SEC rules:

•

“audit fees” are fees billed by the independent registered public accounting firm for professional services for the audit of the annual Consolidated Financial Statements included in the Company’s Form 10-K and review of the Condensed Consolidated Financial Statements included in the Company’s Form 10-Qs, or for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including comfort letters, consents, registration statements, statutory audits and reports on internal controls required by the Sarbanes Oxley Act of 2002;

•

“audit-related fees” are fees billed by the independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements, and generally include fees for audits of the Company’s employee benefit plans and audit or attest services not required by statute or regulation;

•	“tax fees” are fees billed by the independent registered public accounting firm for professional services for tax compliance, tax advice, and tax planning; and

•	“all other fees” are fees billed by the independent registered public accounting firm to the Company for any services not included in the first three categories above.

The Audit Committee has considered and determined that the services for which audit related fees and tax fees were billed were compatible with KPMG maintaining its independence.

Audit Committee’s Pre-approval Policies and Procedures

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by the Company’s independent registered public accounting firm. The process for such pre-approval is typically as follows. Audit Committee pre-approval is sought at one of the committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. Additionally, the Chair of the Audit Committee has been delegated the authority by the committee to pre-approve, where necessary, such services requiring pre-approval in between regularly scheduled committee meetings. The Chair will report any such decisions at the committee’s next scheduled meeting. None of the services described above were approved by the Audit Committee pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

STOCKHOLDER PROPOSAL

The stockholder proposal, which follows, is a verbatim submission by People for the Ethical Treatment of Animals (PETA) of 501 Front Street, Norfolk, Virginia 25310 (who has notified us that it owns 2,200 shares of our common stock), for consideration by our stockholders. All statements therein are the sole responsibility of PETA.

Report on Controlled-Atmosphere Killing

RESOLVED, in order to advance the interests of our company and the welfare of animals killed for its restaurants, shareholders request that the board of directors issue a report to shareholders on the feasibility of requiring its suppliers to phase in “controlled-atmosphere killing” (CAK), the least cruel form of poultry slaughter available. This report should be prepared by the end of November 2007 at a reasonable cost and should omit proprietary information.

Supporting Statement

Every chicken sold by Denny’s is killed using the electric immobilization process, which involves dumping and shackling live birds, shocking them in an electrified water bath, slitting their throats, and defeathering them in tanks of scalding-hot water. Electric immobilization lowers product quality and is cruel:

•	Birds suffer broken bones, bruising, and hemorrhaging when they are dumped and shackled, which lowers meat quality.

•

Birds flap about, and many miss the stun baths entirely; those who are shocked are merely immobilized and still feel pain afterward. Many birds also miss the killing blades. This means that live birds enter the scalding tanks, which decreases yield because these birds are condemned. It also increases contamination (live birds defecate in tanks). According to the U.S. Department of Agriculture (USDA) Food Safety and Inspection Service, “[P]poultry products are more likely to be adulterated if they are produced from birds [who] have not been treated humanely” (70 Fed. Reg. 56624).

•

Workers handle live birds at every stage. Consequently, abuse has been documented at the plants of America’s top poultry suppliers—including one where workers were found stomping on live birds, spitting tobacco in their eyes, and spray-painting their faces.

CAK is USDA-approved and improves product quality, yield, and animal welfare:

•

With CAK, birds are placed in chambers while they are still in their transport crates, where their oxygen is replaced with inert gasses (i.e., argon and nitrogen), efficiently and gently putting them “to sleep.”

•

CAK improves product quality by lowering rates of broken bones, bruising, and contamination; increases shelf life by slowing down the decaying process; eliminates the possibility that conscious birds will be scalded to death (which would decrease contamination and increase yield); and eliminates the possibility of workers’ abusing the animals, since birds are dead before being handled.

•

Every published review of CAK—including one conducted by McDonald’s—concludes that it is superior to electric immobilization with regard to animal welfare, as do top animal welfare scientists and meat-industry advisors like Dr. Temple Grandin and Dr. Ian Duncan.

Denny’s has stated that it believes that “CAK has the potential to become a viable method of poultry slaughter . . . for all Denny’s suppliers.” Despite this—and even though CAK improves product quality and the treatment of animals and is a matter of significant social and public policy—Denny’s has yet to produce a report on the feasibility of requiring its suppliers to adopt the technology. Clearly, it is in the company’s best interests that shareholders vote for this resolution.

BOARD OF DIRECTORS’ STATEMENT

IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

The Board recommends that stockholders reject PETA’s stockholder proposal. The Board believes that this proposal is not in the best interest of our stockholders and opposes it for the following reasons.

PETA has introduced stockholder proposals regarding the humane treatment of animals at the annual meetings of numerous corporations in the last several years. While we consider the humane treatment of chickens important, we believe PETA’s proposal is singularly focused on PETA’s specific agenda rather than on the interests of our stockholders generally.

Our first priority has always been the safety and quality of the food that we serve in our restaurants. We also are committed to the humane treatment of animals. Although we do not own, raise, transport or process livestock, we take seriously our responsibility as a purchaser and we assist our chicken suppliers in their ongoing consideration of CAK. Our management is committed to monitoring CAK technology developments and to reviewing research reports published by reputable scientific organizations and industry leaders in this regard. To this end, we have discussed and continue to discuss CAK and the humane treatment of chickens with our suppliers.

We have a long-standing policy with respect to the humane treatment of animals and of working with our suppliers to ensure humane animal handling and care. In 2004, we formed an animal welfare task force. We are committed to continuing to stay abreast of CAK technology and communicating with our suppliers about this and other best practices and emerging technologies. There is currently no chicken supplier that utilizes CAK that can provide portion-controlled, sliced chicken product to meet our restaurants’ specifications. Nevertheless, as more studies are conducted and new procedures become available, we, together with our suppliers, will continue to consider and discuss the feasibility of different slaughter techniques—including controlled atmosphere killing.

We believe that handling chickens in a humane manner, and preventing neglect or abuse, is the right thing to do. We work hard to be a good corporate citizen and believe in good animal handling practices. We believe that the proposed report is unnecessary and would not result in any additional benefit to our stockholders. The proposed report would be costly and time-intensive, and is duplicative of our existing initiatives and efforts of others with more direct influence and greater purchasing impact.

Board Recommendation

The Board of Directors recommends that you vote AGAINST this proposal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion provides an overview and analysis of our compensation objectives and policies for our executive officers and the material compensation decisions we made for 2006 with respect to our executive officers. This information should be read in the conjunction with the compensation tables, related narratives and notes contained later in this proxy statement. Specifically, this discussion will focus on the compensation awarded to, earned by, and paid to the following individuals, whom we refer to as our named executive officers:

•	Nelson J. Marchioli, our President and Chief Executive Officer;

•	F. Mark Wolfinger, our Executive Vice President, Growth Initiatives and Chief Financial Officer;

•	Rhonda J. Parish, our Executive Vice President, Chief Legal Officer and Secretary;

•	Margaret L. Jenkins, our Senior Vice President, Marketing and Chief Marketing Officer; and

•	Janis S. Emplit, our Senior Vice President, Company Operations.

Compensation Philosophy/Objective/Design

The compensation programs for our named executive officers have been developed under the oversight and direction of the Compensation and Incentives Committee of the Board with the goal of designing an overall compensation program that attracts, motivates and retains top quality leadership talent while ensuring their interests are sufficiently aligned with the interests of our shareholders.

Integral to this design goal was the objective to develop for our executive officers a compensation package that (i) compensates for day-to-day responsibilities, (ii) rewards, on an annual basis, the achievement of key performance goals deemed critical to the Company’s overall success, (iii) rewards for the long-term success of the Company in a manner that is directly linked to shareholder value creation, and (iv) provides health care and financial security benefits to our executive officers similar to those provided for all employees. To accomplish this four-pronged objective, we utilized in 2006 the following elements of executive compensation (i) base salary, (ii) quarterly/annual cash incentive bonus, (iii) long-term equity incentives, and (iv) certain benefits and perquisites. Each of these compensation elements are described and analyzed in further detail below.

Use of Market Data and Peer Groups Source of Data

To assist in evaluating and determining competitive levels of compensation for each element of pay, the Compensation Committee relies upon various sources of data prepared and collected by its compensation consultant, Hewitt Associates, which includes:

•

Proxy data collected and analyzed from a peer group of 20 restaurant companies operating in the family dining and quick service segments. This restaurant peer group consisted of the following companies:

Applebee’s International, Inc.	Friendly Ice Cream Corp.	RARE Hospitality International, Inc.
Bob Evans Farms, Inc.	Frisch’s Restaurants, Inc.	Ruby Tuesday, Inc.
Brinker International Inc.	IHOP Corp.	Ryan’s Restaurant Group, Inc.
CBRL Group, Inc.	Jack in the Box, Inc.	Steak N Shake Company
CKE Restaurants, Inc.	Landry’s Restaurants, Inc.	Wendy’s International, Inc.
Darden Restaurants, Inc.	McDonald’s Corporation	Yum! Brands, Inc.
Domino’s Pizza, Inc.	Outback Steakhouse Inc.

•

Published surveys from the Chain Restaurant Compensation Association (covering the chain restaurant industry) and Mercer HR Consulting (covering the hospitality and retail industries) which provided information on base salary, total cash (base salary and bonus) and total direct compensation (base salary, bonus and long-term incentives).

•	Data on long-term incentive opportunities in the hospitality, restaurant and retail industries from a database maintained by the Committee’s compensation consultant, Hewitt Associates.

The Company strives to provide pay opportunities (e.g., base salary, target bonus and long-term incentive awards) that are at approximately the competitive median (i.e., 50th percentile) of its restaurant peer group. Company incentive plans are designed to have significant differentiation in payouts based on performance. As a result, actual compensation payouts are intended to be market-appropriate given our performance for that year or period.

Base Salary

In General. The objective of base salary is to compensate the executive officer for day-to-day responsibilities and sustained performance relative to his or her position through a competency-based program designed to (i) be competitive, (ii) recognize the ability, accomplishments and contributions of the individual, and (iii) be affordable.

How Amounts are Determined. In March 2006, median base salary levels were developed from the restaurant peer group for each named executive officer on a rank-order basis and, where possible, a position-specific basis. Actual 2006 base salary determinations took into account this information as well as (i) existing base salary levels, (ii) experience and time in position, (iii) individual performance and (iv) incumbent history with the Company. Pursuant to his employment agreement dated May 11, 2005 (see “Employment Agreements” for additional information), Mr. Marchioli’s base salary was originally scheduled to be $700,000 for 2006, increasing to $750,000 on January 1, 2007. However, the Compensation Committee determined based upon the above referenced salary determination factors (particularly his performance level as demonstrated by his leadership of the Company during a difficult operating environment) to accelerate his salary increase to $750,000 effective in March 2006 as opposed to January 1, 2007. Base salaries of the other named executive officers (excluding Mr. Wolfinger) were increased for 2006 in the amount of two percent based upon the factors set forth above.

In addition to the above referenced base salary determinations, Mr. Wolfinger received a salary increase of seven percent as a result of his promotion to Executive Vice President and the related expansion of his job responsibilities in connection with the Company’s organizational restructuring in October 2006.

Quarterly/Annual Cash Incentive Bonus

In General. With the goal of rewarding the achievement during the year of key performance goals deemed critical to the Company’s overall success, the Compensation Committee adopted the Denny’s 2006 Corporate Incentive Program (the “2006 Incentive Program”), a variable pay component for executives structured around performance, contribution and affordability, as part of named executive officers’ compensation packages for 2006.

What the Pay Element Rewards. The 2006 Incentive Program was designed to promote teamwork while striving for the alignment of corporate, unit and individual goals by creating incentives for executives targeted toward increased Company productivity and profitability.

How Target Bonuses Were Determined. Under the 2006 Incentive Program, which is offered to substantially all non-restaurant Denny’s employees including the named executive officers pursuant to the Denny’s Corporation 2004 Omnibus Incentive Compensation Plan (the “Denny’s 2004 Omnibus Plan”), a participant is eligible to earn a target bonus award (“Target Award”) equal to a percentage of his or her base salary, depending on the group classification assigned to such participant. Target Awards for each of the named executive officers, which range from 65% to 100% of base salary, are provided in the 2006 Grants of Plan-Based Awards Table on page 24 of this proxy statement.

In January 2006, each named executive officer’s proposed Target Award plus base salary was compared to published median survey. Actual 2006 target bonus determinations took into account this information as well as (i) existing target opportunities, (ii) experience and time in position, (iii) individual performance and (iv) incumbent history with the Company.

Performance Goals for 2006 Bonuses. Target Awards under the 2006 Incentive Program are earned by participants based on the achievement of certain pre-established quarterly and annual performance goals. The amount of actual bonus earned may range from 50% of the Target Award, if certain threshold goals are met, to 100% of the Target Award, if all targeted goals are met. Performance goals, which were based on seven (7) performance categories, for 2006 were as follows:

(i) Company Same Store Sales (“CSSS”) under which participants earn up to 10% of their Target Awards, payable on a quarterly basis (or accumulatively on an annual basis);

(ii) Franchise Same Store Sales (“FSSS”) under which participants earn up to 10% of their Target Awards, payable on a quarterly basis (or accumulatively on an annual basis);

(iii) Company Store Customer Count (“CSCC”) under which participants earn up to 15% of their Target Awards, payable on a quarterly basis (or accumulatively on an annual basis);

(iv) Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, gains, other non-operating expense, share-based compensation, impairment and restructuring), under which participants earn up to 20% of their Target Award, payable on an annual basis;

(v) Adjusted EBITDA Margin Percentage (defined as Adjusted EBITDA divided by total operating revenue), under which participants earn up to 10% of their Target Award, payable on an annual basis;

(vi) Cash Flow under which participants earn up to 10% of their Target Award, payable on an annual basis; and

(vii) Department Objectives which are set for each department based on stated criteria for up to five objectives directly linked to the Company’s overall objectives, and under which participants may earn up to 25% of their Target Awards, payable on an annual basis. Each named executive officers’ department objectives were the objectives determined for the Company department within which he or she worked. The objectives among the various Company departments were typically targeted to reward results beyond the normal scope of job responsibilities in line with the strategic objectives of the Company.

In addition, participants in the 2006 Incentive Program, including the named executive officers, are eligible to share in an Over-Performance Payout (“OP Payout”), which is a bonus pool that will be created if Denny’s exceeds the annual targeted EBITDA amount. The amount of the OP Payout is equal to 25% of the amount by which EBITDA for the year exceeds the targeted EBITDA. Each participant receives a pro rata percentage of any OP Payout, based on the amount of the participant’s Target Award earned for the year, not to exceed 100% of the participant’s Target Award otherwise earned for the year.

Specific performance targets of the 2006 Incentive Program were determined by aligning these targets with the Company’s 2006 Business Plan. We believe these target levels were aggressive but achievable if our senior management team implemented our business plan. The OP Payout targets were designed to reward exceptional performance and were not easily attainable. By linking to the 2006 Business Plan, the 2006 Incentive Program further aligned the individual goals of the named executives with the performance goals of the Company.

Payouts for 2006 Performance. Management’s assessment of 2006 performance achievement relative to the identified criteria was reviewed with the Compensation Committee preliminarily on January 23, 2007 and with final results on February 12, 2007.

Based upon the 2006 performance, 55.6% of the total possible target awards and no OP Payouts were paid out for participants under the 2006 Incentive Program. Of the 55.6% payout, 22.93% represents payouts for achievement of the 2006 Department Objectives described further above.

Actual payouts received by each named executive officer as a result of the performance achieved are provided in the Summary Compensation Table on page 22.

Long-Term Equity Incentive Compensation

In General. A key component of the total compensation package of our executive officers is a long-term equity incentive program that is designed to meet the following objectives:

(i)	Reward long-term Company profitability and growth,

(ii)	Promote increased shareholder value and the alignment of our executives’ interests with the interests of our shareholders,

(iii)	Be competitive with market practice,

(iv)	Promote stock ownership among executives,

(v)	Encourage a long-term perspective among executive officers,

(vi)	Provide an incentive for executives to remain with the Company, and

(vii)	Be affordable from an economic and accounting perspective.

To accomplish these objectives in 2006, a long–term incentive program was developed for our executive officers consisting of stock options, performance shares and performance units awarded under the Denny’s 2004 Omnibus Plan. Prior to 2006, Denny’s granted performance-accelerated restricted stock units to its executive officers, some of which are still outstanding and are discussed below.

How Total Long-Term Incentive Grant Amounts Were Determined. The Committee reviewed two sets of market data to determine competitive levels of long-term incentive opportunities: 1) proprietary Hewitt data for the hospitality, retail and restaurant industries and 2) restaurant peer group proxy data. Award sizes were set conservatively to be at approximately the median of the hospitality, retail and restaurant data (which was lower than the peer group proxy data), but consideration will be given to the peer group proxy data in determining future award sizes.

Stock Options

What the Element Rewards. Stock options reward common stock price increases over the market price on date of grant, over a 10-year term, and reward continued tenure over a 3-year vesting term.

Why the Company Uses the Element. Stock options are included in the long-term incentive program because they represent performance-based compensation and align executives’ interests with those of stockholders in a way that focuses on share price appreciation while encouraging retention.

Timing of Grants. Stock awards for 2006 were granted at the Compensation Committee’s regularly scheduled meeting on March 14, 2006. Typically, annual equity awards are made at the second regularly scheduled committee meeting of the year which falls in between the Company’s quarterly earning releases. As with all equity awards, the Company does not have a practice or policy of coordinating the timing of equity awards with the release of material non-public information.

2006 Option Grants. Stock options granted to the named executive officers are set forth in the 2006 Grants of Plan-Based Awards Table on page 24. In addition to the broad-based annual stock option awards granted on March 14, 2006, the Committee approved a special award to Ms. Jenkins on January 13, 2006, based on its desire, upon the recommendation of the Company’s Chief Executive Officer, to increase Ms. Jenkins’ total option level to the level of other senior officers at Denny’s.

Long-Term Growth Incentive Program

In General. On March 14, 2006, the Compensation and Incentives Committee approved and adopted a long-term growth incentive program (“LTGI Program”), in which selected members of management, including the Company’s executive officers, were selected to participate. Under the LTGI Program, which is offered pursuant to the Denny’s 2004 Omnibus Plan, performance shares and performance units can be earned at 0% to 200% of a target award depending on achievement of specified performance goals for 2006 and continued employment through the payout date.

Target awards are denominated one-half in performance shares and one-half in performance units. Earned performance shares will be paid in shares of common stock of the Company and earned performance units will be paid in cash. Pro rata amounts can be earned for certain qualifying employment terminations occurring prior to the payout date. One-half of the shares earned and paid must be held by participants until termination of their employment from the Company. Target awards for each of the named executive officers, which range from 55% to 85% of base salary based on the median data referenced above, are provided in the 2006 Grants of Plan-Based Awards Table on page 24.

What the Element Rewards. The 2006 LTGI program measures corporate performance over a one-year period from January 1, 2006 through December 31, 2006. It rewards for achievement of goals regarding systemwide revenues and cash flow available to pay debt, as well as continued tenure over a three year period (the one year performance period plus a two year vesting period).

Why the Company Uses the Element. The program:

(i) Rewards for long-term growth and profitability by linking directly to the company’s three-year strategic plan through the use of one-year targets,

(ii) Further aligns the interests of our executives with the interests of our shareholders by requiring that one-half of the annual LTGIP awards be denominated in Denny’s performance shares and paid out in stock,

(iii) Promotes stock ownership by requiring that one-half of performance shares earned be held by participants until termination of their employment from the Company, and

(iv) Has a retentive effect on executives in that the awards contain a three-year performance/vesting period.

Goals for 2006. Two performance goals existed under the LTGI Program for 2006: (i) targeted 2006 Systemwide Revenues, and (ii) targeted 2006 Cash Flow to Pay Down Debt. Each goal was equally weighted and offered opportunities to earn awards ranging from 50% of a participant’s target award if a threshold performance level is achieved to 200% of a participant’s target award, if an outstanding performance level is achieved.

Specific target levels were determined by aligning the targets with the Company’s strategic plan. We believe that the targets levels were aggressive but achievable if we successfully implemented our business plan. The maximum or outstanding performance levels were designed to award exceptional performance and were not easily attainable.

The amount earned at the end of the one-year performance period may be more or less than the target based upon corporate performance measured during 2006. Target amounts lead to actual payouts based on the two performance goals described above. The two results are summed to calculate the total amount earned under the plan.

2006 Performance Results and Earning of Awards. For 2006, the Company achieved the following performance levels:

(i) For Systemwide Revenues, the threshold performance level was not achieved generating a 0% of target earning, and

(ii) For Cash Flow Available to Pay Down Debt, an outstanding performance level was achieved generating a 200% of target earning.

The above combined results earned an overall payout of 100% of the target number of performance shares and performance units. Payouts of these awards are contingent upon continued employment through the vesting period and will be set forth in the Company’s 2007 Summary Compensation Table.

Performance-Accelerated Restricted Stock

In General. In 2004, the Company adopted the 2004 Total Shareholder Return Program (the “2004 TSR Program”), pursuant to which awards of performance-accelerated restricted stock units (“RSUs”) were granted to its executives (including each of the named executive officers except Mr. Wolfinger, who was not employed at time of grant). The RSUs vest after five years of continued employment with the Company. Earning of awards can be accelerated based on relative total shareholder return performance versus the restaurant peer group as follows:

(i) Up to one-third of the RSUs could be earned and vested on each of June 30, 2005, 2006 and 2007, based on the Company’s total shareholder return compared with the restaurant peer group over the 12-month period preceding the applicable vesting date.

(ii) Awards not earned in the appropriate period may carry forward to the next year and be earned then if cumulative performance would provide that result.

(iii) Carryover amounts could be earned based on performance during the Alternative Performance Period as shown below.

Amount of the Initial Grant that May Be Earned	Single Year Performance Period for that Year’s 1/3	Alternative Performance Period for Carryover Amount
Up to 1/3	July 2004 – June 2005
Up to 2/3 total	July 2005 – June 2006	July 2004 – June 2006
Up to 100% total	July 2006 – June 2007	July 2004 – June 2007

Vested RSUs are settled 50% on the one-year anniversary of the vesting date and 50% on the two-year anniversary of the vesting date, and are paid one-half in cash and one-half in stock.

Award Granted to Mr. Wolfinger Upon Hire. Upon his employment on October 3, 2005, Mr. Wolfinger was granted an award of RSUs under the 2004 TSR program under the same terms as described above except that the accelerated performance-based vesting was adjusted as follows: up to one-third of the RSUs may be earned in each of 2006, 2007, and 2008, based on the Company’s total shareholder return compared with a peer group over an October 1, 2005 to June 30, 2006 time frame for 2006 and a July-to-June time frame for 2007 and 2008.

Why the Company Uses the Element. The program was developed at the time of the 2004 recapitalization of the Company in an effort to further align management’s interests with those of shareholders and dispel investor fears of excessive dilution. It also served to retain a stable management group in order to continue progress toward a turnaround.

Certain Benefits and Perquisites

In General. Company executives are eligible to participate in qualified and non-qualified retirement and savings plans, as well as various other benefit plans intended to provide a safety net of coverage against various events, such as death, disability and retirement. Named executive officers also receive certain perquisites believed to be competitive and either business-related or otherwise in the Company’s best interest. These benefits are described below.

Retirement and Savings Plans

Pension Plan. In light of the fact that the Company’s Pension Plan (i.e., the Advantica Pension Plan) was frozen for participation purposes after December 31, 1999 and for benefit accrual purposes after December 31, 2004, only two named executive officers (Ms. Parish and Ms. Emplit) have accrued pension benefits which are held under an ancillary non-qualified plan due to the limits on benefits and compensation under the Internal Revenue Code of 1986, as amended (the “Code”).

Deferred Compensation Plan/401(k) Plan. As a result of the IRS limits mentioned above, participation in a non-qualified deferred compensation plan is offered to certain management level employees including the named executive officers. Under this deferred compensation plan, participants are allowed to (i) defer up to 50% of one’s annual salary and 100% of one’s annual incentive bonus on a pre-tax basis, and (ii) receive from the Company a match of up to three percent of an individual’s compensation. The three percent match corresponds to the three percent match offered by the Company to all employees eligible to participate in the Company’s 401(k) plan. Executive officers are eligible to participate in the Company’s 401(k) Plan, but due to the above referenced IRS limit, are not eligible to receive the Company matching contribution of three percent under the 401(k) Plan.

Other Benefits. In addition to the above referenced benefit plans, the named executive officers are eligible to participate in a wide range of health and welfare plans such as medical, life insurance, short-term and long-term disability, accidental death, vision care and dental on the same basis as all other salaried employees.

Perquisites. Certain perquisites are offered to executive officers including the named executive officers. These perquisites, which include car allowances, financial planning and investment services and executive physicals, were determined to be beneficial to the Company and executive alike in that they were of the type we believe encourage and aid the executive in the performance of his or her duties while presenting a minimal cost to the Company.

Post-Termination Payments

In General. The named executive officers, to varying degrees, by contract, have been extended certain post-termination benefits which may include salary and bonus continuation, health and welfare continuation and acceleration of certain long-term incentive awards in the event of death or disability, severance, and post change-in-control severance benefits. For more information regarding these specific agreement provisions for each named executive officer, please see the Summary of Termination Payments and Benefits on page 30.

Why the Company Uses the Element. The purpose of such provisions is to protect plan participants from events outside their control, treat plan participants in a manner consistent with the culture of the Company, and protect against disruption in the event of a change in control.

What the Element Rewards. Post-termination payments are provided to the named executive officers to promote continued commitment to the Company in the face of change or financial hardship. Each named executive officer is provided different consideration based on (i) economic condition of the Company when hired or promoted, (ii) individual negotiations based on previous employment situation, (iii) level of position and importance to the organization and (iv) common practices in the market at time of negotiation. The amounts and lengths of time these post termination benefits are to be made by the Company vary based upon the executive’s position, level of accountability and ability to influence Company results.

With respect to the post change in control severance benefits, the events that trigger payment include involuntary termination without cause and the limited ability by the executive to terminate service after a breach of contract or job demotion. With respect to Mr. Marchioli, although these benefits are not eligible for any tax gross-up, a protective benefit cutback provision does apply to prevent any excise taxes imposed on such payments to cause the executive’s total after tax payments to be less than what he would have netted, had his total benefits been less than three times his historic taxable compensation.

Accounting and Tax Treatment Impact

With respect to Section 162(m) of the Code and underlying regulations pertaining to the deductibility of compensation to certain executive officers in excess of $1 million, the Compensation Committee has adopted a policy to comply with such limitations, to the extent practicable, including its presentation of the Company’s underlying incentive compensation plan (i.e., the 2004 Omnibus Plan) to the stockholders for prior approval. However, the Compensation Committee has also determined that some flexibility is required, notwithstanding these statutory and regulatory provisions, in negotiating and implementing the Company’s incentive compensation programs. It has, therefore, retained the discretion to award some bonus payments based on non-quantitative performance objectives and other criteria which it may determine, in its discretion, from time to time.

Summary Compensation Table

The following Summary Compensation Table sets forth, for the Company’s last completed fiscal year, the compensation provided by the Company to any individual serving the Company at any time during 2006 as its Chief Executive Officer or Chief Financial Officer as well as the three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, who were serving as executive officers at the end of 2006 (the “named executive officers”).

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation (7)	Total
Nelson J. Marchioli President and Chief Executive Officer	2006	$734,616	$—	$614,347	$701,888	$772,600	(5)	$—	$73,156	$2,896,607

F. Mark Wolfinger Executive Vice President, Growth Initiatives and Chief Financial Officer	2006	430,192	—	128,965	541,087	285,698		—	56,645	1,442,587

Rhonda J. Parish Executive Vice President, Chief Legal Officer, and Secretary	2006	391,507	—	185,843	212,402	255,982		16,847	56,350	1,118,931

Margaret L. Jenkins Senior Vice President, Marketing and Chief Marketing Officer	2006	372,628	—	165,412	378,440	228,541		—	55,621	1,200,642

Janis S. Emplit Senior Senior Vice President, Company Operations	2006	323,031	—	162,216	187,486	195,485		9,392	53,706	931,316

(1)	All of the bonuses paid to named executive officers for 2006 were paid under a non-equity incentive plan.
(2)	The amounts in this column reflect the compensation expense recognized by the Company in 2006 for financial statement reporting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The expense relates to restricted stock units awarded to the named executive officers pursuant to our 2004 Total Shareholder Return Program (the “2004 TSR Program”) and our 2006 Long-Term Growth Incentive Program (the “2006 LTGI Program”). Details on the assumptions made in the valuation of these awards can be found in Note 16 to the Consolidated Financial Statements in our Form 10-K filed on March 9, 2007. Additional information regarding the 2004 TSR Program and the 2006 LTGI Program can be found in the Compensation Discussion & Analysis section on page 15 (CD&A).
(3)	The amounts in this column reflect the compensation expense recognized by the Company in 2006 for financial statement reporting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The expense relates to stock options awarded to the named executive officers under our 2004 Omnibus Incentive Plan. Details on the assumptions made in the valuation of these awards can be found in Note 16 to the Consolidated Financial Statements in our Form 10-K filed on March 9, 2007. Additional information regarding these plans can be found in the CD&A.
(4)	Amounts include performance-based bonuses earned under the 2006 Incentive Program. The bonuses earned by Messrs. Marchioli and Wolfinger and Mss. Parish, Jenkins and Emplit were $429,950, $169,553, $147,402, $137,761 and $116,720, respectively. Amounts also include the dollar value of performance units that were awarded pursuant to the 2006 LTGI Program and earned based on 2006 performance. The awards earned by Messrs. Marchioli and Wolfinger and Mss. Parish, Jenkins and Emplit were $342,650, $116,145, $108,580, $90,780 and $78,765, respectively. The earned amounts will vest on December 31, 2008 and will be paid out by March 15, 2009, provided the executive is still employed on the vesting date. Refer to the CD&A for more information regarding our quarterly/annual cash incentive bonus program and the 2006 LTGI Program.
(5)	The amount earned by Mr. Marchioli under the 2006 Incentive Program was partially paid to him in cash (in an amount equal to his tax withholding obligation) and the rest was paid to him at his election in shares of the Common Stock. Additional information regarding the amount paid to him in shares of the Common Stock in 2006 can be found in the 2006 Grants of Plan-Based Awards Table. Additionally, in 2006 Mr. Marchioli received $116,503, which represented a final cash installment of a performance-based award earned by Mr. Marchioli in 2004 but that was not previously reported as compensation earned in 2004 in the Company’s prior proxy statement.
(6)	The amounts shown in this column represent the change in actuarial present value of the accumulated benefits accrued by Mss. Parish and Emplit as participants in the Advantica Pension Plan. Additional information regarding these benefits may be found in the Pension Benefits Table.
(7)	The amounts for Messrs. Marchioli and Wolfinger and Mss. Parish, Jenkins and Emplit include Company contributions to their Company deferred compensation accounts of $31,931, $15,420, $15,125, $14,395 and $12,481, respectively. The amounts also include the following perquisites for each named executive officer: car allowance of $13,200, financial planning services valued at $26,525 and executive annual physical valued at $1,500. The amount for Mr. Wolfinger excludes the aggregate incremental cost to the Company of the purchase of Mr. Wolfinger’s prior home in connection with his relocation to the Company’s headquarters in Spartanburg, South Carolina. The Company advanced funds to a third-party relocation company that purchased Mr. Wolfinger’s home in 2006. The home is still on the market for sale, and until the home is sold, the aggregate incremental cost of the purchase to the Company cannot be determined. [See the description of Mr. Wolfinger’s employment letter for a further description of the Company’s relocation program.]

2006 Grants of Plan-Based Awards Table

The following table sets forth information concerning each grant of awards made to named executive officers in the last completed fiscal year under any of the Company’s plans.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards		Grant Date Fair Value of Stock and Option Awards (8)
Name	Grant Date	Threshold		Target		Maximum		Threshold		Target		Maximum
Nelson J. Marchioli		$375,000	(1)	$750,000	(1)	$750,000	(1)	—		—		—		—		—		—		—
		$171,325	(2)	$342,650	(2)	$685,300	(2)	—		—		—		—		—		—		—
	3/14/06	—		—		—		38,500	(3)	77,000	(3)	154,000	(3)	—		—		—		$342,650	(3)
	3/14/06	—		—		—		—		—		—		—		77,000	(4)	$4.45	(4)	$257,603	(4)
	3/3/06	—		—		—		—		—		—		42,616	(5)	—		—		$185,806	(5)
	5/1/06	—		—		—		—		—		—		4,725	(6)	—		—		$23,292	(6)

F. Mark Wolfinger		$138,125	(1)	$276,250	(1)	$276,250	(1)	—		—		—		—		—		—		—
		$58,073	(2)	$116,145	(2)	$232,290	(2)	—		—		—		—		—		—		—
	3/14/06	—		—		—		13,050	(3)	26,100	(3)	52,200	(3)	—		—		—		$116,145	(3)
	3/14/06	—		—		—		—		—		—		—		26,100	(4)	$4.45	(4)	$87,318	(4)

Rhonda J. Parish		$128,050	(1)	$256,100	(1)	$256,100	(1)	—		—		—		—		—		—		—
		$54,290	(2)	$108,580	(2)	$217,160	(2)	—		—		—		—		—		—		—
	3/14/06	—		—		—		12,200	(3)	24,400	(3)	48,800	(3)	—		—		—		$108,580	(3)
	3/14/06	—		—		—		—		—		—		—		24,400	(4)	$4.45	(4)	$81,630	(4)

Margaret L. Jenkins		$121,875	(1)	$243,750	(1)	$243,750	(1)	—		—		—		—		—		—		—
	1/13/06	—		—		—		—		—		—		—		200,000	(7)	$3.95	(7)	$593,920	(7)
		$45,390	(2)	$90,780	(2)	$181,560	(2)	—		—		—		—		—		—		—
	3/14/06	—		—		—		10,200	(3)	20,400	(3)	40,800	(3)	—		—		—		$90,780	(3)
	3/14/06	—		—		—		—		—		—		—		20,400	(4)	$4.45	(4)	$68,248	(4)

Janis S. Emplit		$105,625	(1)	$211,250	(1)	$211,250	(1)	—		—		—		—		—		—		—
		$39,383	(2)	$78,765	(2)	$157,530	(2)	—		—		—		—		—		—		—
	3/14/06	—		—		—		8,850	(3)	17,700	(3)	35,400	(3)	—		—		—		$78,765	(3)
	3/14/06	—		—		—		—		—		—		—		17,700	(4)	$4.45	(4)	$59,215	(4)

(1)	Reflects threshold, target and maximum payout levels of performance-based bonuses awarded under the Company’s quarterly/annual cash incentive bonus program. The actual amounts earned by each of the named executive officers in 2006 are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. In addition, participants in the incentive bonus program are eligible to share in an Over-Performance Payout. Refer to the CD&A for more information regarding our quarterly/annual cash incentive bonus program.
(2)	Reflects threshold, target and maximum payout levels of “performance units” that were awarded pursuant to the 2006 LTGI Program and earned based on 2006 performance. The earned amounts will vest on December 31, 2008 and pay out by March 15, 2009, provided the executive is still employed on the vesting date. The actual amounts earned by each of the named executive officers in 2006 are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Refer to the CD&A for more information regarding the 2006 LTGI Program.
(3)	Reflects threshold, target and maximum payout levels of performance shares that were awarded pursuant to the 2006 LTGI Program and earned based on 2006 performance. The earned shares will vest on December 31, 2008 and be converted to shares of common stock by March 15, 2009, provided the executive is still employed on the vesting date. Refer to the CD&A for more information regarding the 2006 LTGI Program.
(4)	Amounts reflect stock options awarded pursuant to the 2006 LTGI Program. The options have a 3-year gradual vesting period and a 10-year term.
(5)	Amounts reflect the part of Mr. Marchioli’s 2005 performance-based bonus earned in 2005 but paid in 2006 in shares of the Common Stock.
(6)	Amounts reflect the part of Mr. Marchioli’s bonus award earned under the 2006 Incentive Program in the first quarter of 2006 that was paid to him at his election in 2006 in shares of the Common Stock. Additional bonus award amounts earned by Mr. Marchioli under the 2006 Incentive Program in 2006 that were paid to him in 2007 in shares of the Common Stock will be reflected in the Company’s 2007 Grants of Plan-Based Awards Table.
(7)	Ms. Jenkins was awarded 200,000 stock options under the 2004 Omnibus Incentive Plan. These options have a 3-year gradual vesting period and a 10-year term.
(8)	The grant date fair value of awards is determined pursuant to SFAS 123(R).

Employment Agreements

Mr. Marchioli’s 2006 compensation was governed by his employment agreement with the Company dated May 11, 2005 (the “2005-2007 Marchioli Employment Agreement”) which had an original term from May 11, 2005 to December 31, 2007.

Under the 2005-2007 Marchioli Employment Agreement, Mr. Marchioli is paid by the Company an annual base salary (for additional information regarding the amount of Mr. Marchioli’s base salary, see the Compensation Discussion and Analysis) and an annual bonus at a rate of 100% of his annual base salary if the Company and Mr. Marchioli achieve budgeted financial and other performance targets established by the Compensation Committee of the Board. Also, to the extent the Compensation Committee provides additional over-performance incentive targets in the Company’s annual incentive bonus plan for employees, Mr. Marchioli is entitled to participate fully in and receive the full benefits for achieving such over-performance incentive targets. Additionally, during his employment term, Mr. Marchioli will receive an annual car allowance and will be entitled to participate in all of the Company’s benefits plans applicable to senior officers as well as be reimbursed for all normal and reasonable expenses incurred in connection with his employment responsibilities.

On November 10, 2006, the 2005-2007 Marchioli Employment Agreement was amended to extend its term to May 20, 2009 and to permit the Compensation Committee to review Mr. Marchioli’s base salary on an annual basis and to increase such base salary if such increase is warranted based upon the annual review by the Compensation Committee of his performance. With the exception of certain adjustments to the provisions governing payment upon termination of employment (discussed in further detail under “Summary of Termination Payments and Benefits” on page 30), all other provisions of the 2005-2007 Marchioli Employment Agreement (as summarized above) continue in effect through the amended term end date of May 20, 2009.

Additionally, Mss. Parish, Jenkins and Emplit and Mr. Wolfinger are parties to separate letter agreements with the Company which govern payments to them upon termination of employment. For further information regarding the material terms of these agreements, see “Summary of Termination Payments and Benefits” on page 30. Also, under Mr. Wolfinger’s agreement he was entitled to receive relocation assistance and participate in the Company’s relocation assistance program which included a guaranteed buy-out of his primary residence in Florida. See the footnotes to the Summary Compensation Table on page 22 for additional information.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning unexercised options, stock awards that have not vested and equity incentive plan awards for each named executive officer outstanding as of the end of the Company’s last completed fiscal year.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (16)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (16)
Nelson J. Marchioli	1,250,000	(1)	—		$1.03	02/05/11	—		—	—		—
	750,000	(1)	—		$2.00	02/05/11	—		—	—		—
	1,000,000	(2)	—		$2.42	11/10/14	—		—	—		—
	—		77,000	(3)	$4.45	03/14/16	—		—	—		—
	—		—		—	—	83,333	(13)	$398,332	333,333	(14)	$1,593,332
	—		—		—	—	77,000	(15)	$368,060	—		—

F. Mark Wolfinger	100,000	(4)	200,000	(4)	$4.40	09/26/15	—		—	—		—
	—		26,100	(3)	$4.45	03/14/16	—		—	—		—
	—		—		—	—	—		—	150,000	(14)	$717,000
	—		—		—	—	26,100	(15)	$124,758	—		—

Rhonda J. Parish	50,000	(5)	—		$4.69	09/11/08	—		—	—		—
	150,000	(6)	—		$3.50	06/25/09	—		—	—		—
	100,000	(7)	—		$0.84	03/14/11	—		—	—		—
	20,000	(8)	—		$0.92	02/12/12	—		—	—		—
	40,000	(9)	—		$0.54	04/25/13	—		—	—		—
	300,000	(2)	—		$2.42	11/10/14	—		—	—		—
	—		24,400	(3)	$4.45	03/14/16	—		—	—		—
	—		—		—	—	25,000	(13)	$119,500	100,000	(14)	$478,000
	—		—		—	—	24,400	(15)	$116,632	—		—

Margaret L. Jenkins	20,000	(10)	—		$1.01	06/10/12	—		—	—		—
	40,000	(9)	—		$0.54	04/25/13	—		—	—		—
	270,000	(2)	—		$2.42	11/10/14	—		—	—		—
	—		200,000	(11)	$3.95	01/13/16	—		—	—		—
	—		20,400	(3)	$4.45	03/14/16	—		—	—		—
	—		—		—	—	22,500	(13)	$107,550	90,000	(14)	$430,200
	—		—		—	—	20,400	(15)	$97,512	—		—

Janis S. Emplit	15,000	(5)	—		$4.69	09/11/08	—		—	—		—
	35,000	(12)	—		$7.00	02/01/09	—		—	—		—
	50,000	(6)	—		$3.50	06/25/09	—		—	—		—
	100,000	(7)	—		$0.84	03/14/11	—		—	—		—
	20,000	(8)	—		$0.92	02/12/12	—		—	—		—
	40,000	(9)	—		$0.54	04/25/13	—		—	—		—
	180,000	(2)	—		$2.42	11/10/14	—		—	—		—
	—		17,700	(3)	$4.45	03/14/16	—		—	—		—
	—		—		—	—	22,500	(13)	$107,550	90,000	(14)	$430,200
	—		—		—	—	17,700	(15)	$84,606	—		—

(1)	The options were granted on February 5, 2001 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(2)	The options were granted on November 10, 2004 and vested in three equal annual installments on December 29, 2004, December 28, 2005 and December 27, 2006.
(3)	The options were granted on March 14, 2006 and vest in three equal annual installments beginning on the first anniversary of the grant date.
(4)	The options were granted on September 26, 2005 and vest in three equal annual installments beginning on the first anniversary of the grant date.
(5)	The options were granted on September 11, 1998 and vested in four equal annual installments beginning on the first anniversary of the grant date.

(6)	The options were granted on June 25, 1999 and vested in four equal annual installments beginning on the first anniversary of the grant date.
(7)	The options were granted on March 14, 2001 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(8)	The options were granted on February 12, 2002 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(9)	The options were granted on April 25, 2003 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(10)	The options were granted on June 10, 2002 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(11)	The options were granted on January 13, 2006 and vest in three equal annual installments beginning on the first anniversary of the grant date.
(12)	The options were granted on February 1, 1999 and vested in four equal annual installments beginning on the first anniversary of the grant date.
(13)	Reflects the amount of restricted stock units earned by the named executive officers pursuant to our 2004 TSR Program, that is payable in shares of common stock. Additional information regarding the 2004 TSR Program can be found in the CD&A.
(14)	Reflects the amount of the maximum number of restricted stock units that may be earned by the named executive officers pursuant to our 2004 TSR Program, that is payable in shares of common stock. These awards may be earned on June 30, 2007, based on the twelve month total shareholder return of the Company’s common stock as compared to a peer group. One-half of the earned restricted stock units will vest and pay out on June 30, 2008, and one-half will vest and pay out on June 30, 2009. Awards that are not earned based on performance will become time-vested on June 30, 2009, and one-half will pay out on June 30, 2010 and one-half will pay out on June 30, 2011.
(15)	Under the 2006 LTGI Program, 100% of the award was earned as of December 31, 2006 and will cliff vest on December 31, 2008. Details on how awards were earned can be found in the CD&A. The named executive officers must be employed on the vesting date in order to receive the award. The restricted stock units earned as of December 31, 2006 will be settled in shares by March 15, 2009.
(16)	Reflects the value as calculated using the closing price of our common stock as of December 27, 2006 ($4.78).

Option Exercises and Stock Vested Table

The following table sets forth information concerning each exercise of stock options and similar instruments, and each vesting of stock awards, including restricted stock, restricted stock units and similar instruments, during the last completed fiscal year for each of the named executive officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(2)
Nelson J. Marchioli	—	$—	83,333	$307,499

F. Mark Wolfinger	—	$—	—	$—

Rhonda J. Parish	—	$—	25,000	$92,250

Margaret L. Jenkins	—	$—	22,500	$83,025

Janis S. Emplit	90,000	$202,300	22,500	$83,025

(1)	The amounts in these columns reflect stock options exercised by the named executive officers pursuant to our various equity plans. Ms. Emplit exercised 40,000 stock options with an exercise price of $2.42 on November 16, 2006 when the market value of the underlying stock was $4.65. In addition, she exercised 50,000 stock options with an exercise price of $2.42 on November 21, 2006 when the market value of the underlying stock was $4.69.
(2)	The amounts in these columns reflect the vested restricted stock units awarded to the named executive officers pursuant to our 2004 TSR Program. Details on how awards were earned can be found in the CD&A. One-half of the restricted stock units earned as of June 30, 2005 vested on June 30, 2006 when the market value of the underlying stock was $3.69. The vested restricted stock units were paid in shares of common stock during the fiscal year. The remaining one-half of the restricted stock units earned as of June 30, 2005 will vest on June 30, 2007.

Pension Benefits Table

The following table sets forth information with respect to each Company plan that provides for payments or other benefits to named executive officers at, following, or in connection with retirement.

Name	Plan Name(1)	Number of Years Credited Service	Present Value of Accumulated Benefit(2)
Nelson J. Marchioli	n/a	—	$—

F. Mark Wolfinger	n/a	—	$—

Rhonda J. Parish	The Advantica Pension Plan	9	$300,551

Margaret L. Jenkins	n/a	—	$—

Janis S. Emplit	The Advantica Pension Plan	8	$167,396

(1)	The Advantica Pension Plan (the “Pension Plan”), is a tax qualified defined benefit retirement plan maintained by Denny’s. The Pension Plan is noncontributory and covers a limited number of employees of Denny’s, Inc. In 1999, the Pension Plan was amended to effect the following changes (1) no new participants were allowed into the plan after December 31, 1999; (2) all future pension benefit accruals for highly compensated employees were earned beginning January 1, 2000 under a non-qualified ancillary plan; and (3) all benefit accruals earned under the plan and ancillary plan were frozen as of December 31, 2004. Participants in the Pension Plan and ancillary plan, therefore, are limited to those employees who, on or prior to December 31, 1999, had attained the age of 21 and had completed one thousand hours of service, and no participant accrues any benefit after December 31, 2004. As a result of the above limitations, Mss. Emplit and Parish are the only named executive officers who participate in the Pension Plan and ancillary plan.
(2)	Of the amounts in this column, $36,657 and $17,861 represent the amounts of the present value of accumulated benefits in the Pension Plan for Ms. Parish and Ms. Emplit respectively, and $263,894 and $149,535 represents the amounts of the present value of accumulated benefits in the ancillary plan for Ms. Parish and Ms. Emplit respectively.

Nonqualified Deferred Compensation Table

The following table sets forth information with respect to each defined contribution or other plan that provides for the deferral of compensation for the named executive officers that is not tax-qualified.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE(3)
Nelson J. Marchioli	$159,652	$31,930	$40,915	$—	$500,775

F. Mark Wolfinger	$15,420	$15,420	$2,419	$—	$37,225

Rhonda J. Parish	$15,125	$15,125	$10,982	$—	$145,854

Margaret L. Jenkins	$14,395	$14,395	$3,543	$—	$42,170

Janis S. Emplit	$104,009	$12,481	$33,281	$—	$499,213

(1)	Amounts included in this column are reflected in the Salary column of the Summary Compensation Table.
(2)	Amounts included in this column are reflected in the All Other Compensation column of the Summary Compensation Table.
(3)	Due to the limits on benefits and compensation under the Code participation in a non-qualified deferred compensation plan is offered to certain management level employees including the named executive officers. Under this deferred compensation plan, participants are allowed to (i) defer up to 50% of one’s annual salary and up to 100% of one’s bonus, and (ii) receive from the Company a match of up to three percent of an individual’s compensation. The three percent match corresponds to the three percent match offered by the Company to all employees eligible to participate in the Company’s 401(k) plan.

Summary of Termination Payments and Benefits

The following table summarizes the approximate value of the termination payments and benefits that each of our named executive officers would receive if he or she had terminated employment at the close of business on December 31, 2006. The amounts shown in the table exclude distributions under our 401(k) retirement plan that is generally available to all of our salaried employees, as well as the executive’s accrued but unpaid obligations. Also, amounts reflected for the named executive officers (where applicable) in the Pension Benefits Table on page 28 and the Nonqualified Deferred Compensation Table on page 29 are excluded from this table.

	Mr. Marchioli		Mr. Wolfinger		Ms. Parish		Ms. Jenkins		Ms. Emplit
Reason for Termination:

By Company Without Cause; By Executive for Good Reason

Cash Severance	$3,000,000	(1)	$455,000	(2)	$1,326,600	(2)	$375,000	(3)	$1,096,900	(2)
Health & Welfare Continuation (estimated)	8,000	(4)	1,000	(4)	3,000	(4)	3,000	(4)	3,000	(4)
Accelerated stock option spread	—				8,052	(5)			5,841	(5)
Outplacement Services (estimated)	—		—		25,000	(7)	—		25,000	(7)
Benefit Gross-up	—		—		215,913	(10)	—		122,347	(10)

Total	$3,008,000		$456,000		$1,578,565		$378,000		$1,253,088

Death or Disability

Cash Severance—Death or Disability	$1,500,000	(8)	$—		$—		$—		$—
Health & Welfare Continuation—Death	8,000	(4)	—		—		—		—
Health & Welfare Continuation—Disability	16,000	(9)	—		—		—		—
Accelerated stock option spread	25,410	(5)	84,613	(5)	8,052	(5)	174,051	(5)	5,841	(5)
Accelerated LTIP value	714,560	(6)	242,208	(6)	226,432	(6)	189,312	(6)	164,256	(6)

Total	$2,263,970		$326,821		$234,484		$363,363		$170,097

Termination Within 12 Months Following a Change of Control (By Company Without Cause; By Executive for Good Reason)

Cash Severance	$4,080,869	(1)	$1,501,500	(2)	$1,326,600	(2)	$1,312,500	(3)	$1,096,900	(2)
Health & Welfare Continuation (estimated)	8,000	(4)	1,000	(4)	3,000	(4)	3,000	(4)	3,000	(4)
Accelerated stock option spread	25,410	(5)	84,613	(5)	8,052	(5)	174,051	(5)	5,841	(5)
Accelerated LTIP value	714,560	(6)	242,208	(6)	226,432	(6)	189,312	(6)	164,256	(6)
Outplacement Services (estimated)	—		—		25,000	(7)	—		25,000	(7)
Benefit Gross-up	—		—		215,913	(10)	—		122,347	(10)

Total	$4,828,839		$1,829,321		$1,804,997		$1,678,863		$1,417,344

(1)	Mr. Marchioli’s employment agreement provides that if the Company terminates his employment without cause (as defined in the employment agreement) or Mr. Marchioli voluntarily terminates his employment for certain approved reasons (as defined in the employment agreement), he will receive a lump sum severance payment equal to two times the sum of his then-current base salary and his target bonus for the year in which the termination occurs. If such terminations occur within one year after a change in control of the Company, the multiple is 2.99 times then-current base salary and target bonus (which may not be less than 100% of base salary), reduced as necessary to bring total parachute payments to below the IRS-allowed amount if total parachute payments minus the excise tax would be lower than the IRS-allowed amount.

(2)	For Mr. Wolfinger, reflects a lump sum severance payment of 100% of base salary, or 200% of base salary and target bonus in the event he is terminated within one year of a change in control.

For Ms. Parish, represents a lump sum severance payment equal to 200% of base salary (which amount may not be less than $300,000) and 200% of target bonus (which may not be less than 65% of base salary), plus 200% of a car allowance of $13,200.

For Ms. Emplit, reflects two times base salary, target bonus and car allowance of $13,200.

(3)	Ms. Jenkins’ employment letter provides that if the Company terminates her employment without cause (as defined in the employment letter) or Ms. Jenkins voluntarily terminates her employment for certain approved reasons (as defined in the employment letter), she will receive a lump sum severance payment equal to 100% of her current base salary. If such termination occurs within 12 months of a change in control, she will receive a lump sum severance payment equal to 200% of the sum of (i) her then-current base salary, and (ii) her target bonus (which will be 75% of her base salary).
(4)	Reflects the cost of providing continued health and welfare benefits for a period of one year.
(5)	Stock option vesting accelerates upon death, disability or a change in control. In addition, pursuant to their letter agreements, Ms. Parish and Ms. Emplit’s outstanding stock options will become immediately vested in the event of a termination of employment without cause or voluntary termination for certain approved reasons.
(6)	Grants under the Long-Term Growth Incentive Plan made in 2006 vest upon death, disability or a change in control.
(7)	Pursuant to their letter agreements, Ms. Parish and Ms. Emplit will receive career placement advice and counseling for a period of 18 months year following termination.
(8)	Mr. Marchioli’s employment agreement provides that in the event of his death, his family will receive his base salary for a period of one year, payable in monthly installments, and the annual bonus that he would have received in such year. In the event of his termination of employment by reason of permanent disability, for a period of two years, he will receive 50% of his base salary, payable in monthly installments, and 50% of the annual bonus that he would have received in such year.
(9)	Reflects the cost of providing continued health and welfare benefits to Mr. Marchioli as if he remained employed with the Company for a period of two years.
(10)	Reflects amounts Mss. Parish and Emplit will receive, pursuant to their letter agreements, of a tax gross-up of benefits due them under a nonqualified ancillary benefit plan. (See the Pension Benefits Table on page 28 for information regarding the nonqualified ancillary plan and the payments due Mss. Parish and Emplit thereunder.

Director Compensation Table

The following table sets forth information concerning the compensation of directors for the Company’s last completed fiscal year.

Name	Fees Earned or Paid in Cash(1)(2)	Stock Awards (4)(6)	Option Awards (5)(6)	Total
Dr. Vera K. Farris	$60,000	$40,210	$45,341	$145,551
Brenda J. Lauderback	45,000	38,710	17,913	101,623
Vada Hill	60,000	38,210	45,341	143,551
Nelson J. Marchioli(3)	—	—	—	—
Robert E. Marks	82,500	38,710	45,341	166,551
Michael Montelongo	45,000	39,710	17,913	102,623
Henry J. Nasella	45,000	37,710	37,460	120,170
Donald R. Shepherd	45,000	41,210	45,341	131,551
Debra Smithart-Oglesby	82,500	41,210	45,341	169,051

(1)	Each non-employee director of Denny’s Corporation in 2006 received a $45,000 annual cash retainer (paid in equal installments on a quarterly basis). Additionally, the Chair of the Audit Committee received additional compensation annually of $20,000 and the Chair of the Corporate Governance Committee and the Compensation Committee each received additional compensation annually of $15,000 for their service as the committee chair. Rather than the $45,000 annual cash retainer paid to other directors, the Chair of the Board received in 2006 $100,000 for service as of the Board’s Chair.
(2)	In 2006, Ms. Farris and Mr. Hill each received, in addition to their annual cash retainer as a non-employee director, $15,000 for their service as the committee chairs of the Compensation and Corporate Governance committees, respectively. In 2006, Ms. Smithart-Oglesby and Mr. Marks each served portions of the year as the Chair of the Audit Committee and thus their totals reflect a pro-rata share of the Audit Committee Chair fee. Additionally in 2006, Ms. Smithart-Oglesby and Mr. Marks each served portions of the year as the Chair of the Board and thus their totals reflect a pro-rata share of the Board Chair fee.

(3)	As an employee of Denny’s, Mr. Marchioli did not receive a separate cash retainer for his service as a director in 2006. (See the Summary Compensation Table on page 22 for Mr. Marchioli’s total 2006 compensation).
(4)	The amounts in this column reflect the compensation expense recognized by the Company for financial statement reporting purposes related to the award of deferred stock units (“DSUs”) to directors pursuant to our 2004 Omnibus Incentive Plan. Details on the assumptions made in the valuation of these awards can be found in Note 16 to the Consolidated Financial Statements in our Form 10-K filed on March 9, 2007. Under the current director compensation package, each director receives an annual award of 8,100 DSUs in addition to receiving DSUs for participation in any unscheduled, specially-called meeting (i.e., any meeting called in addition to the typically five regularly scheduled board and committee meetings). The number of deferred stock units earned by directors for specially-called meetings is determined on a quarterly basis using a rate of $1,000 for attendance in person and $500 for telephonic participation and is calculated by dividing the total dollar value earned for such meeting attendance for the quarter by the closing price of the Common Stock on the last day of the quarter. The aggregate number of deferred stock units held as of December 27, 2006 for Mss. Farris and Lauderback, Messrs. Marks, Montelongo, Nasella and Shepherd and Ms. Smithart-Oglesby were 27,297, 9,401, 26,437, 9,913, 17,667, 27,829 and 27,183, respectively. Mr. Hill did not hold any units as of year-end as they were converted to shares of stock upon his resignation from the Board during 2006.
(5)	The amounts in this column reflect the compensation expense recognized by the Company for financial statement reporting purposes related to stock options awarded to non-employee directors under the 2004 Omnibus Incentive Plan pursuant to our director compensation package. Details on the assumptions made in the valuation of these awards can be found in Note 16 to the Consolidated Financial Statements in our Form 10-K filed on March 9, 2007. Under the current Denny’s director compensation package, a Denny’s non-employee director receives an annual grant of options to purchase 18,900 shares of Common Stock. The aggregate number of stock options held as of December 27, 2006 for Mss. Farris and Messrs. Marks and Shepherd were 77,700, for Ms. Lauderback and Mr. Montelongo 18,900, for Mr. Nasella 37,800 and Ms. Smithart-Oglesby 56,700.
(6)	The grant date fair value of stock and option awards granted in 2006 is as follows:

Name	Grant Date	Deferred Stock Unit Awards	Stock Option Awards	Grant Date Fair Value

Dr. Vera K. Farris	1/24/06	—	18,900	$58,257
	2/2/06	8,100	—	$33,210
	3/31/06	630	—	$3,000
	6/30/06	542	—	$2,000
	9/29/06	293	—	$1,000
	12/29/06	212	—	$1,000

Brenda J. Lauderback	1/24/06	—	18,900	$58,257
	2/2/06	8,100	—	$33,210
	3/31/06	525	—	$2,500
	6/30/06	271	—	$1,000
	9/29/06	293	—	$1,000
	12/29/06	212	—	$1,000

Vada Hill	1/24/06	—	18,900	$58,257
	2/2/06	8,100	—	$33,210
	3/31/06	525	—	$2,500
	6/30/06	407	—	$1,500
	9/29/06	293	—	$1,000

Name	Grant Date	Deferred Stock Unit Awards	Stock Option Awards	Grant Date Fair Value

Robert E. Marks	1/24/06	—	18,900	$58,257
	2/2/06	8,100	—	$33,210
	3/31/06	525	—	$2,500
	6/30/06	407	—	$1,500
	9/29/06	293	—	$1,000
	12/29/06	106	—	$500

Michael Montelongo	1/24/06	—	18,900	$58,257
	2/2/06	8,100	—	$33,210
	3/31/06	525	—	$2,500
	6/30/06	542	—	$2,000
	9/29/06	293	—	$1,000
	12/29/06	212	—	$1,000

Henry J. Nasella	1/24/06	—	18,900	$58,257
	2/2/06	8,100	—	$33,210
	3/31/06	315	—	$1,500
	6/30/06	407	—	$1,500
	9/29/06	293	—	$1,000
	12/29/06	106	—	$500

Donald R. Shepherd	1/24/06	—	18,900	$58,257
	2/2/06	8,100	—	$33,210
	3/31/06	630	—	$3,000
	6/30/06	678	—	$2,500
	9/29/06	293	—	$1,000
	12/29/06	318	—	$1,500

Debra Smithart-Oglesby	1/24/06	—	18,900	$58,257
	2/2/06	8,100	—	$33,210
	3/31/06	630	—	$3,000
	6/30/06	678	—	$2,500
	9/29/06	293	—	$1,000
	12/29/06	318	—	$1,500

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than ten percent (10%) of the Common Stock to file reports of initial ownership and changes in their ownership of the Common Stock with the SEC. Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. With the exception of the Forms 4 described immediately below, to the Company’s knowledge (based solely on review of reports furnished to it and written representations that no other reports were required during and with respect to the fiscal year ended December 27, 2006) the Company’s officers, directors and 10% stockholders complied with their Section 16(a) filing requirements for such year. Forms 4 filed March 16, 2006 for Mss. Jenkins and Parish and Mr. Wolfinger were timely filed but inadvertently underreported the number of shares of Common Stock underlying their annual stock option awards (dated March 14, 1006). These Forms 4 were subsequently amended on April 16, 2006 to accurately reflect the amount of the stock option awards.

RELATED PARTY TRANSACTIONS

Early in 2007, the Company entered into a franchise transaction with Craig Herman, a former executive officer of Denny’s who retired from the Company effective October 31, 2006, whereby Mr. Herman acquired from the Company, for approximately $1.85 million, the right to operate as a franchisee four restaurant units previously operated by the Company.

The above referenced transaction was approved pursuant to a written policy and procedures maintained by the Company for the review, approval or ratification of related party transactions. Pursuant to such policy and procedures, the Company will enter into or ratify transactions with “related parties” (as the term is defined in Item 404 of Regulation S-K) only when the Board, acting through the Governance Committee determines that the related party transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides or receives products or services to or from a related party on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Accordingly, the Governance Committee shall review the material facts of all proposed related party transactions that require approval and either approve or disapprove of the entry into the related party transaction. If advance Governance Committee approval of a related party transaction is not feasible, then the related party transaction shall be considered and, if the Governance Committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related party transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

CODE OF ETHICS

Denny’s Corporation has adopted a code of ethics entitled “Denny’s Corporation Standards of Business Conduct” which is applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Controller, all other executive officers and key financial and accounting personnel as well as each salaried employee of the Company. The Denny’s Corporation Standards of Business Conduct is posted on the Company’s website at www.dennys.com .

Denny’s will post on its website any amendments to, or waivers from, a provision of the Denny’s Corporation Standards of Business Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions, and that relates to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that Denny’s Corporation files with, or submits to, the SEC and in other public communications made by Denny’s Corporation; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of Denny’s Corporation Standards of Business Conduct to an appropriate person or persons identified in the standards; or (v) accountability to adherence to the standards.

OTHER MATTERS

Expenses of Solicitation

The Company will pay the costs of solicitation of proxies, including the cost of assembling and mailing this proxy statement and the material enclosed herewith. In addition to the use of the mails, proxies may be solicited personally, by telephone or facsimile or by corporate officers and employees of the Company without additional compensation. The Company intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own such stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.

Discretionary Proxy Voting

In the event that any matters other than those referred to in the accompanying notice should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

2008 Stockholder Proposals

In order for stockholder proposals intended to be presented at the year 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”) to be eligible for inclusion in the proxy statement and the form of proxy for such meeting, they must be received by the Company at the corporate address set forth above no later than December 22, 2007. Regarding stockholder proposals intended to be presented at the year 2008 Annual Meeting but not included in the proxy statement, pursuant to the Denny’s Corporation Bylaws, written notice of such proposals, to be timely, must be received by the Company no more than 90 days and no less than 60 days prior to the meeting. However, in the event that less than 70 days public notice of the date of the meeting is given, notice of such a stockholder proposal, to be timely, must be received not later than the close of business on the 10th day following the day on which the public notice of meeting was made. All such proposals for which timely notice is not received in the manner described above will be ruled out of order at the meeting, resulting in the proposal’s underlying business not being eligible for transaction at the meeting.

Electronic Access to Future Proxy Materials and Annual Reports

Most stockholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option for future proxy statements and annual reports by marking the appropriate box on your proxy card or by following the instructions provided for you if you vote over the Internet or by telephone. If you hold Common Stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports only over the Internet, next year you will receive a proxy card in the mail with instructions containing the Internet address of those materials. Your choice will remain in effect indefinitely until you give notification otherwise by following the instructions to be provided.

FORM 10-K

A copy of the Company’s Form 10-K for the fiscal year ended December 27, 2006 as filed with the SEC is available, without charge, upon written request directed to S. Alex Lewis, Vice President, Investor Relations and Treasurer, at the corporate address set forth above.

Notice of Annual Meeting and Proxy Statement

Annual Meeting of Stockholders to be held May 23, 2007

VOTE BY INTERNET OR TELEPHONE

QUICK *** EASY *** IMMEDIATE

Denny’s

You can now vote your shares electronically through the Internet or the telephone.

This eliminates the need to return the proxy card.

Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET www.continentalstock.com

Have your proxy card in hand when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY PHONE 1-866-894-0537

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE BELOW CARD IF VOTED ELECTRONICALLY

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY BY MAIL DENNY’S CORPORATION Please mark

203 East Main Street, Spartanburg, SC 29319 your votes like this X

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3.

The Board of Directors recommends a vote “FOR” all nominees listed in Proposal 1, “FOR” Proposal 2 and “AGAINST” Proposal 3.

1. Election of (8) directors

Nominees:

01 Vera K. Farris FOR AGAINST ABSTAIN 02 Brenda J. Lauderback FOR AGAINST ABSTAIN 03 Nelson J. Marchioli FOR AGAINST ABSTAIN 04 Robert E. Marks FOR AGAINST ABSTAIN 05 Michael Montelongo FOR AGAINST ABSTAIN 06 Henry J. Nasella FOR AGAINST ABSTAIN 07 Donald R. Shepherd FOR AGAINST ABSTAIN 08 Debra Smithart-Oglesby FOR AGAINST ABSTAIN

2. A proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries for the year ending

December 26, 2007. FOR AGAINST ABSTAIN

3. Stockholder proposal requesting a report on the use of controlled-atmosphere killing by poultry suppliers. FOR AGAINST ABSTAIN

4. To transact such other business as may properly come before the meeting.

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature Signature Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Access to Denny’s Corporation shareholder account information and other shareholder services are available on the Internet!

Visit Continental Stock Transfer’s website at

www.continentalstock.com

for their Internet Shareholder Service —

ContinentaLink

Through this service, shareholders can change addresses, receive electronic forms and view account transaction history and dividend history. To access this service, visit the website listed above. At “ContinentaLink” on the right side of the home page, select “Shareholder Log In.” From there, you can either “View a Sample Account” or you can sign-up (choose “First Time Visitor” then “New Member Sign-Up”). Guidance is provided on the website.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY BY MAIL

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS DENNY’S CORPORATION

The undersigned hereby appoints Debra Smithart-Oglesby and Nelson J. Marchioli as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the other side, all the shares of the Common Stock of Denny’s Corporation held of record by the undersigned on March 27, 2007 at the Annual Meeting of Stockholders to be held on May 23, 2007 or any adjournment thereof.

(Continued, and to be marked, dated and signed on the other side.)

VOTE BY INTERNET OR TELEPHONE

QUICK *** EASY *** IMMEDIATE

Denny’s

You can now vote your shares electronically through the Internet or the telephone.

This eliminates the need to return the proxy card.

Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET www.continentalstock.com

Have your proxy card in hand when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY PHONE 1-866-894-0537

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE BELOW CARD IF VOTED ELECTRONICALLY

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY BY MAIL DENNY’S CORPORATION Please mark

203 East Main Street, Spartanburg, SC 29319 your votes like this X

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. YOUR SHARES WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED OR IF YOUR PROXY IS NOT PROPERLY COMPLETED AND RECEIVED BY MAY 21, 2007, YOUR SHARES WILL BE VOTED BY THE PLAN TRUSTEE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3.

The Board of Directors recommends a vote “FOR” all nominees listed in Proposal 1, “FOR” Proposal 2 and “AGAINST” Proposal 3.

1. Election of (8) directors

Nominees:

01 Vera K. Farris FOR AGAINST ABSTAIN 02 Brenda J. Lauderback FOR AGAINST ABSTAIN 03 Nelson J. Marchioli FOR AGAINST ABSTAIN 04 Robert E. Marks FOR AGAINST ABSTAIN 05 Michael Montelongo FOR AGAINST ABSTAIN 06 Henry J. Nasella FOR AGAINST ABSTAIN 07 Donald R. Shepherd FOR AGAINST ABSTAIN 08 Debra Smithart-Oglesby FOR AGAINST ABSTAIN

2. A proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries for the year ending

December 26, 2007. FOR AGAINST ABSTAIN

3. Stockholder proposal requesting a report on the use of controlled-atmosphere killing by poultry suppliers. FOR AGAINST ABSTAIN

4. To transact such other business as may properly come before the meeting.

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature Signature Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

THIS AREA INTENTIONALLY LEFT BLANK

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY BY MAIL

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DENNY’S CORPORATION

The undersigned hereby appoints Debra Smithart-Oglesby and Nelson J. Marchioli as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the other side, all the shares of the Common Stock of Denny’s Corporation held of record by the undersigned on March 27, 2007 at the Annual Meeting of Stockholders to be held on May 23, 2007 or any adjournment thereof.

(Continued, and to be marked, dated and signed on the other side.)